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[PRICEWATERHOUSECOOPERS LETTERHEAD]


                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in this registration statement on Form S-3 of our report dated January 26, 1998, on our audits of the consolidated financial statements and financial statement schedules of Salomon Smith Barney Holdings Inc. and subsidiaries. We also consent to the reference to our firm under the caption "Experts".


/s/ PricewaterhouseCoopers LLP



New York, New York
March 8, 1999